DEAN HELLER
Secretary of State
206 North Carson Street, Suite 1
Carson City, Nevada 89701-4299
(775) 684 5708
Website: secretaryofstate.biz

FILED # C15245-02

SEP 0 3 2004

IN THE OFFICE OF
DEAN HELLER, SECRETARY OF STATE

Certificate of Amendment
(PURSUANT TO NRS 78.385 and 78.390)

Important: Read attached instructions before completing form.

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations
(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation: Advanced Healthcare Technologies, Inc.

2. The articles have been amended as follows (provide article numbers, if available):

Article 1 of the Articles of Incorporation shall be amended to read in its entirety, as follows:

Name of Corporation: Global Resource Corporation

Article 3 of the Articles of Incorporation shall be amended to read in its entirety as follows:

Shares

Common Stock - 2,000,000,000 shares, $0.001 par value

Preferred Stock - 50,000,000 shares, $0.001 par value
(See Attachment)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation have voted in favor of the amendment is: Majority*

4. Effective date of filing (optional): September 10, 2004
(must not be later than 90 days after the certificate is filed)

5. Officer Signature (required): [signature]

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless of limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

SUBMIT IN DUPLICATE

This form must be accompanied by appropriate fees. See attached fee schedule.

ATTACHMENT TO CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION OF ADVANCED HEALTHCARE TECHNOLOGIES, INC.

Article 3 of the Articles of Incorporation shall be amended to read in its entirety as follows:

"3. Shares

The total number of shares that may be issued by the corporation is Two Billion Fifty Million (2,050,000,000) shares, of which Two Billion (2,000,000,000) shares with a par value of $.001 per share, amounting in the aggregate to Two Million Dollars ($2,000,000) shall be designated "Common Stock," and of which Fifty Million (50,000,000) shares with a par value of $.001 per share, amounting in the aggregate to Fifty Thousand Dollars ($50,000) shall be designated "Preferred Stock." The Preferred Stock may be issued from time to time in one or more series. The board of direcors is authorized to fix the number of shares of any series of Preferred Stock, to determine the designation of any such series and to determine or alter the rights, preferences, privileges, qualifications, limitations and restrictions granted to or imposed upon any wholly unissued series of Preferred Stock and, within the limits and restrictions stated in any resolution or resolutions of the board of directors originally fixing the number of shares constituting any series, to increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any such series subsequent to the issue of shares of that series."

A new Article 9 of the Articles of Incorporation shall be added and shall read in its entirety as follows:

"9. Recapitalizations Affecting Outstanding Shares

The board of directors, without the consent of the stockholders of the corporation, may adopt any recapitalization affecting the outstanding shares of capital stock of the corporation by effecting a forward or reverse split of all of the outstanding shares of any class of capital stock of the corporation, with appropriate adjustments to the corporation's capital accounts, provided that the recapitalization does not require any amendment to the Articles of Incorporation of the corporation."